Exhibit (b)(3)

AMENDMENT NO. 1 DATED AS OF JULY 28, 2025 TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

VERSUS CAPITAL REAL ASSETS FUND LLC

DATED AS OF JANUARY 9, 2025

WHEREAS, pursuant to Section 2.2 of the Amended and Restated Limited Liability Company Agreement (the “Limited Liability Company Agreement”) of Versus Capital Real Assets Fund LLC (the “Fund”), the Board of Directors of the Fund (the “Board”) is permitted to adopt a name for the Fund other than “Versus Capital Real Assets Fund LLC”; and

WHEREAS, on July 21, 2025, the Board voted to change the name of the Fund to “Harrison Street Real Assets Fund LLC”, effective July 28, 2025, and authorized Harrison Street Private Wealth LLC and the officers of the Fund to amend the Limited Liability Company Agreement to reflect the adoption of the new name of the Fund;

NOW, THEREFORE, consistent with Section 12.1 of the Limited Liability Company Agreement, the Limited Liability Company Agreement is hereby amended as follows:

1.       Amendments to the Limited Liability Company Agreement. Effective on July 28, 2025, Section 2.2 of the Limited Liability Company Agreement is hereby amended to read in its entirety as follows:

“2.2         Company Name. The name of the limited liability company is “Harrison Street Real Assets Fund LLC”. All business of the Company shall be conducted in such name or such other name as the Board shall determine. The Company shall hold all of its property in the name of the Company and not in the name of any Member.”

2.       Miscellaneous. Capitalized terms used but not defined in this Amendment have the meanings given in the Limited Liability Company Agreement. Except as expressly provided in this Amendment, the terms and provisions of the Limited Liability Company Agreement remain unmodified and are confirmed as being in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

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 IN WITNESS WHEREOF, the undersigned have executed this Amendment as of July 21, 2025.

BOARD OF DIRECTORS

By:	/s/ Casey R. Frazier
Casey R. Frazier, Director

By:	/s/ Jeffry A. Jones
Jeffry A. Jones, Director

By:	/s/ Richard J. McCready
Richard J. McCready, Director

By:	/s/ Paul E. Sveen
Paul E. Sveen, Director

By:	/s/ Robert F. Doherty
Robert F. Doherty, Director

By:	/s/ Susan K. Wold
Susan K. Wold, Director